BARK Reports Preliminary Third Quarter Fiscal Year 2024 Revenue Ahead of the ICR Conference

Total Revenue was Approximately $125 Million, Ahead of the Company’s Guidance Range

To Announce Third Quarter Fiscal Year 2024 Financial Results on February 7, 2024

NEW YORK – January 8, 2024 – BARK, Inc. (“BARK” or the “Company”) (NYSE: BARK), a leading global omnichannel dog brand with the mission to make all dogs happy, announced today its preliminary third quarter fiscal year 2024 revenue ahead of its scheduled presentation at the ICR Conference. Total revenue was approximately $125 million, ahead of the high-end of its previously provided guidance range of $123 million to $119 million. The Company also reported that it delivered its strongest customer acquisition quarter across its BarkBox and Super Chewer products in two years. Its customer acquisition cost for the quarter was largely in-line with the same period last year.

“I am excited to share that we achieved one of our strongest customer acquisition quarters since becoming a public company, with customer acquisition costs also remaining efficient relative to prior holiday quarters,” said Matt Meeker, Co-Founder and Chief Executive Officer of BARK.“We believe this performance, coupled with our ongoing profitability and cash generation improvements, will better enable us to create long-term shareholder value and we look forward to sharing more details on our earnings call in February.”

The Company is reiterating its previously provided Adjusted EBITDA guidance range of $(5) million to $(8) million for the quarter, as it invested more in marketing in the period as a result of its success in adding new subscription customers efficiently.

Matt Meeker is scheduled to participate in a fireside chat at the 2024 ICR Conference in Orlando, Florida on January 9, 2024, at 12:30 p.m. Eastern Time. The audio portion of the fireside chat will be webcast live over the internet and can be accessed at investors.bark.co. An online archive will be available for a period of 90 days following the presentation.

The Company also announced today it will report its third quarter fiscal year 2024 financial results after market close on Wednesday, February 7, 2024. Management will host a live conference call and webcast to discuss the Company’s financial results at 4:30 p.m. ET the same day.

The conference call can be accessed by dialing 1-888-330-2120 for U.S. participants and 1-646-960-0290 for international participants. The conference call passcode is 5515653. A live audio webcast of the call will be available at https://investors.bark.co/ and will be archived for 1 year.

We do not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including stock-based compensation expenses and related tax effects, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, we are unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss. The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause our actual results to differ materially from these forward looking statements. We calculate Adjusted EBITDA as net loss, adjusted to exclude: (1) interest income, (2) interest expense (3) depreciation and amortization, (4) stock-based compensation expense, (5) change in fair value of warrants and derivatives, (6) sales and use tax income, (7) non-cash impairment of previously capitalized software, (8) restructuring charges related to reduction in force payment, (9) duplicate headquarters rent expense, and (10) other items.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at BARK.co for more information.

Forward Looking Statements
This press release contains “forward-looking statements” for purposes of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements under the US securities laws. All statements, other than statements of present or historical facts, contained in this press release, regarding the listing of our common stock on the NYSE and expectations, plans and objectives of management are forward-looking statements. Forward-looking statements are typically identified by such words as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook, “estimate,” “will,” “should,” “would” and “could” and other similar words and expressions. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements, including, but not limited to: our ability to implement business plans, forecasts, and other expectations; our ability to finance and invest in growth initiatives; the ability to get the stockholder approval to effectuate a reverse stock-split, if necessary; and the other risks disclosed in the Company's quarterly report on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com